                          [LETTERHEAD OF TRUE NORTH]



    Date: June 27, 1996

Contract: Owen Dougherty:  312/751-7789                             NEWS


          FOR IMMEDIATE RELEASE



                    TRUE NORTH ANNOUNCES MANAGEMENT CHANGES
            Special Committee Responsible For Publicis Relationship

          Chicago--Bruce Mason, Chairman and CEO of True North Communications Inc. (NYSE:TNO), today announced senior management changes and a new alignment of responsibilities for the Company's relationship with Publicis Communication.

          Gregory W. Blaine, 47 has been named Chairman and CEO of TN Technologies, True North's technology subsidiary. Mr. Blaine, a 17-year senior executive with True North, had developed True North's strategy for new technology initiatives in his previous role as Director of Global Operating Systems. He succeeds Jack Balousek. Mason said, "Greg is absolutely the best person to lead the development in what quickly has become one of our most important enterprises."

          Mitchell T. Engel, 44, has been appointed President of True North's Associated Communications Companies, to oversee the various marketing services companies separate from the Company's primary brand, Foote, Cone & Belding Advertising. Brendan Ryan remains Chairman and CEO of FCB. Mr. Engel, a 21-year veteran of True North, also remains responsible for True North corporate operations and services.



                                    -more-

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2/TRUE NORTH ANNOUNCES MANAGEMENT CHANGES
  SPECIAL COMMITTEE RESPONSIBLE FOR PUBLICIS RELATIONSHIP


Mason also announced that a Special Committee of the independent outside directors of the True North Board has been given full responsibility for the Publicis relationship. The Committee's charter includes the establishment of a new agreement between True North and Publicis and any related strategic acquisitions. Craig R. Wiggins, Vice Chairman, will no longer be responsible for mergers and acquisitions. Elected to the Special Committee are Stephen T. Vehslage (Chairman), Richard S. Braddock, Laurel Cutler, Newton N. Minow, William A. Schreyer and Louis E. Scott (Backgrounds included).

"With senior management responsibilities more streamlined and tightly defined, plus having Brendan Ryan's talented leadership atop Foote, Cone & Belding Advertising Worldwide, we are in a much stronger position to focus on managing our core business. Meanwhile, I am encouraged that our outside directors are willing to apply their energies to reaching a new agreement with Publicis, "said Bruce Mason.

True North Communications Inc., whose FCB Advertising is one of the world's largest global networks and the largest in North America, and Publicis Communication, which operates the largest agency group in Europe, have operated together in Europe through the Publicis.FCB joint venture since 1989.


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BIOGRAPHIES OF NEWLY APPOINTED EXECUTIVES

GREGORY W. BLAINE 47, the new Chairman and CEO of TN Technologies Inc., has served as Executive Vice President and Director of Global Operating Systems for True North since 1993 and as a member of the Company's Board of Directors since 1990. He has spearheaded the Company's development of its digital and interactive marketing communications capabilities, assembling one of the most comprehensive spectrums of services in the industry.

A 17-year Company veteran, Mr. Blaine joined FCB Chicago in 1979 as Vice President, Media Director. He swiftly moved up in the management ranks becoming Senior Vice President, Corporate Director of New Communication Technologies in 1982; Deputy General Manager of FCB Chicago in 1983 and Director of Marketing Services in 1986. He was promoted to the corporate level in 1988 as Senior Vice President, Director of Corporate Resources and Development, becoming Executive Vice President in 1990.

MITCHELL T. ENGEL 44, the new President of True North's Associated Communications Companies, retains the responsibilities he assumed earlier this year as Executive Vice President, Director of Corporate Operations for True North. Previously, he served as Executive Vice President, Managing Director of FCB Chicago from 1989 to 1995. Under his leadership, FCB Chicago's billings rose to $685 million, strengthening its position as one of that city's largest agencies.

A 21-year Company veteran, Mr. Engel joined FCB Chicago in 1975 to begin his advertising career in account management. In 14 years, he moved from Account Executive to Senior Vice President, playing a senior leadership role on many of the office's premier accounts including: Zenith, Pizza Hut, Coors Light, Hallmark and Payless ShoeSource.

BIOGRAPHIES OF TRUE NORTH COMMUNICATIONS OUTSIDE DIRECTORS


STEPHEN T. VEHSLAGE has been a Company Board Member since 1975. He possesses extensive international management experience having held senior executive positions with IBM across Europe, Asia-Pacific and Africa during his 30-year career in which he rose to the rank of Group Vice President, IBM World Trade Americas Group.


RICHARD S. BRADDOCK has been a Company Board Member since 1994. Most recently, he served as a Principal of Clayton, Dubilier & Rice, Inc., a private New York investment firm. Earlier, he served as President and COO for Citicorp, capping a distinguished 19-year career with the bank. Subsequently, he became CEO of Medco Containment Services and later went on to serve as Chairman of Van Kampen/American Capital.


LAUREL CUTLER has been a Company Board Member since 1990. Called one of America's best business thinkers by FORTUNE Magazine, she served from 1972 to 1994, as Director of Marketing Planning and Vice Chairman of FCB/Leber Katz Partners, New York and later as Global Director of Marketing Planning for Foote, Cone & Belding worldwide.


NEWTON N. MINOW has been a Company Board Member since 1980. He remains Counsel to the law firm of Sidley & Austin after having served as a Partner for more than 25 years. A former Chairman of the Federal Communications Commission (FCC) under President Kennedy, he also served as Chairman of the Public Broadcasting Service (PBS). He is Chairman of the Board of the Carnegie Corporation of New York.


WILLIAM A SCHREYER has been a Company Board Member since 1993. He joined Merrill Lynch & Co. in 1948 and rose through the ranks to become CEO and later Chairman of the Board. Under his leadership, Merrill Lynch became the world's largest and most profitable securities underwriter.

LOUIS E. SCOTT has been a Company Board Member since 1961. He joined FCB Los Angeles in 1950 and rose swiftly through the account management ranks to become General Manager of FCB Los Angeles in 1959 and head of all FCB West operations in 1967. He served as Chairman of the Company's Executive Committee from 1970 to 1980, retiring in 1983. He has played a pivotal role in the growth of FCB and the West Coast advertising industry for over 40 years.